Policies and Procedures

Code of Ethics #14

Revised 8-18

Policy

HFA's policy allows employees to maintain personal securities accounts provided any personal investing by an employee in any accounts in which the employee has a beneficial interest, including any accounts for any immediate family or household members, is consistent with regulatory requirements. Each employee must identify any personal investment accounts and report all reportable transactions and investment activity on at least a quarterly basis to the firm's Compliance Officer, or other designated officer.

Background

Background

In July 2004, the SEC adopted an important rule (Rule 204A-1) similar to Rule 17j-1 under the Investment Company Act, requiring SEC advisers to adopt a code of ethics. The new rule was designed to prevent fraud by reinforcing fiduciary principles that govern the conduct of advisory firms and their personnel.

The Code of Ethics rule had an effective date of 8/31/2004 and a compliance date of 2/1/2005. Among other things, the Code of Ethics rule requires the following:

•	setting a high ethical standard of business conduct reflecting an adviser's fiduciary obligations;
•	compliance with federal securities laws;
•	access persons to periodically report personal securities transactions and holdings, with limited
•	exceptions;
•	prior approval for any IPO or private placement investments by access persons;
•	reporting of violations;
•	delivery and acknowledgement of the Code of Ethics by each supervised person;
•	reviews and sanctions;
•	recordkeeping; and
•	An investment adviser's Code of Ethics and related policies and procedures represent a strong internal control with supervisory reviews to detect and prevent possible insider trading, conflicts of interest and potential regulatory violations.

Responsibility

The CCO has the responsibility for the implementation and monitoring of our policy on personal securities transactions and activities, practices, disclosures and recordkeeping.

Procedure

HFA has adopted various procedures to implement the firm's personal securities transactions & record's policy and reviews to monitor and insure the firm's policy is observed, implemented properly and amended or updated, as appropriate, which include the following:

HFA relies on Spectrum Financial, Inc. to review employee trading. The agreement includes:

•	Employees are to identify any personal investment account and any accounts in which the employee has a beneficial interest, including any accounts for the immediate family and household members, upon hire, annually thereafter and upon opening or closing, any account(s).
•	Employees must report all required information for covered personal securities transactions on a quarterly basis within 30 days of the end of each calendar quarter to the Compliance Officer or other designated officer.
•	All personal securities transactions are covered except transactions in direct obligations of the Government of the United States, bankers' acceptances, bank certificates of deposit,

commercial paper and high quality short-term debt instruments, or shares issued by registered affiliated or unaffiliated open-end investment companies.

•	The Chief Compliance Officer or his/her designee will review, approve or deny all preapproval requests for any Initial Public Offerings and/or any mutual funds sub-advised by HFA
•	Employees who place security trades, mutual funds, equities, etfs, etc. by utilizing SFI's Main Account through Ceros FS MUST receive prior written approval from Compliance PRIOR to placing trade. Please note, dollars invested, fund or equity, and the reason for purchase or sale. A copy of the trade ticket (to be printed from Fee based tools) and compliance approval will be placed in the client file of the employee. (compliance reviews monthly)

HFA requires SFI to certify that the review is completed on a quarterly basis. Any incidents are reported by SFI to HFA for further review.

Supporting Documents:

H:\Compliance Docs\HFA Code of Ethics
Quarterly Transaction Review Logs

CODE OF ETHICS

Of

Hundredfold Advisors, LLC

I. INTRODUCTION

A. Fiduciary Duty. This Code of Ethics has been adopted by Hundredfold Advisors, LLC (“HFA”), an investment adviser registered under the Investment Advisers Act or 1940, as amended, (the “Advisers Act”), in compliance with Rule 17j-1 under the Investment Company Act of 1940, as amended. Capitalized terms used in this Code are defined in Appendix 1 to this Code. All Appendices referred to herein are attached to and are a part of this Code.

This Code is based on the principle that the officers, directors, and employees (or persons having similar status or function) of HFA have a fiduciary duty to place the interests of the clients ahead of their own interests. The Code applies to all Access Persons and focuses principally on monitoring and reporting of personal transactions in securities. Access Persons must avoid activities, interests and relationships that might interfere with making decisions in the best interests of the clients.

As fiduciaries, Access Persons must at all times:

1. Place the interests of the clients first. Access Persons must scrupulously avoid serving their own personal interests ahead of the interests of the clients. An Access Person may not induce or cause a client to take action, or not to take action, for personal benefit, rather than for the benefit of the client. For example, an Access Person would violate this Code by causing a client to purchase a Security he or she owned for the purpose of increasing the price of that Security.

2. Avoid taking inappropriate advantage of their positions. Access Persons may not, for example, use their knowledge of portfolio transactions to profit by the market effect of such transactions. Receipt of investment opportunities, prerequisites, or gifts from persons seeking business with HFA or a client could call into question the exercise of an Access Person's independent judgment.

3. Conduct all Personal Securities Transactions in full compliance with this Code including the reporting requirements. Doubtful situations should be resolved in favor of the clients. Technical compliance with the Code's procedures may not automatically insulate from scrutiny any trades that indicate an abuse of fiduciary duties.

A. Appendices to the Code. The appendices to this Code are attached to and are a part of the Code. The appendices include the following:

1. Definitions (Appendix 1),

2. Contact Persons (Appendix 2),

3. Certification of Compliance with Code of Ethics (Appendix 3),

A. Personal Securities Holdings and Accounts Disclosure Form (Appendix 3-A) 2

4. Personnel Investment Compliance Form (Appendix 4)

5. Initial Public Offering / Private Placement Clearance Form (Appendix 5)

6. Notification Letter (Appendix 6)

II. PERSONAL SECURITIES TRANSACTIONS

A. Prohibited Transactions.

1. Prohibited Securities Transactions. The following Securities Transactions are prohibited and may not be authorized by the Compliance Officer (or a designee) absent exceptional circumstances. The prohibitions apply only to the categories of Access Persons specified.

(i) Initial Public Offerings (Investment Personnel only). Any purchase of Securities by Investment Personnel in an initial public offering (other than a new offering of a registered open-end investment company). However, if authorized, the Compliance Officer may maintain a record of the reasons for such authorization.

(ii) Pending Buy or Sell Orders (Investment Personnel Only). Any purchase or sale of Securities by Investment Personnel on any day during which any client has a pending “buy” or “sell” order in the same Security (or Security Equivalent) until that order is executed or withdrawn. (See II C. Blackout Period).

2. Always Prohibited Securities Transactions. The following Securities Transactions are prohibited and will not be authorized under any circumstances.

(i) Inside Information. Any transaction in a Security while in possession of material nonpublic information regarding the Security or the issuer of the Security.

(ii) Market Manipulation. Transactions intended to raise, lower, or maintain the price of any Security or to create a false appearance of active trading.

(iii) Others. Any other transactions deemed by the Compliance Officer (or a designee) to involve a conflict of interest, possible diversions of a corporate opportunity, or an appearance of impropriety.

3. Private Placements (Investment Personnel only). Acquisition of Beneficial Interests in Securities in a private placement by Investment Personnel is strongly discouraged. The Compliance Officer (or a designee) may give permission only after considering, among other facts, whether the investment opportunity should be reserved for a client and whether the opportunity is being offered to the person by virtue of the person's position as an Investment Person. If a private placement transaction is permitted, the Compliance Officer may maintain a record of the reasons for such approval (see Appendix 5). Investment Personnel who have acquired securities in a private placement are required to disclose that investment to the Compliance Officer when they play a part in any subsequent consideration of an investment in the issuer by a client, and the decision to purchase securities of the issuer by a client must be independently authorized by a Portfolio CEO with no personal interest in the issuer. 3

B. Exemptions.

1. The following Securities Transactions are exempt from the restrictions set forth in Section II.A.

(i) Mutual Funds. Securities issued by any registered open-end investment companies;

(ii) No Knowledge. Securities Transactions where neither the Access Person nor an Immediate Family member knows of the transaction before it is completed (for example, Securities Transactions effected for an Access Person by a trustee of a blind trust or discretionary trades involving an investment partnership or investment club in which the Access Person is neither consulted nor advised of the trade before it is executed);

(iii) Certain Corporate Actions. Any acquisition of Securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, or other similar corporate reorganizations or distributions generally applicable to all holders of the same class of Securities;

(iv) Rights. Any acquisition of Securities through the exercise of rights issued by an issuer pro rata to all holders of a class of its Securities, to the extent the rights were acquired in the issue; and

(v) Miscellaneous. Any transaction in the following: (a) bankers’ acceptances, (b) bank certificates of deposit, (c) commercial paper, (d) high quality short-term debt, including repurchase agreements, (e) Securities that are direct obligations of the U.S. Government, and (f) other Securities as may from time to time be designated in writing by the Compliance Officer on the grounds that the risk of abuse is minimal or non-existent.

C.  Blackout Period

1. Purchases or sales of Securities by Investment Personnel are permitted after a one calendar day “blackout period” of the purchase or sale of the same Securities (or Securities Equivalent) by HFA for the clients. For example, if HFA does client trades in a Security on day one, day two is the first day the Investment Personnel may trade that Security for an account in which he or she has a beneficial interest. If Investment Personnel own a security that HFA may trade they will receive a Notification Letter (Appendix 6) so they are aware of the need to inform Compliance prior to a sale of their security. Prior to purchasing a security Investment Personnel should inform Compliance so the need for a “blackout period” can be determined.

2. Application to Commodities, Futures, Options on Futures and Options on Broad-Based Indices. Commodities, futures (including currency futures and futures on securities comprising part of a broad-based, publicly traded market based index of stocks) and options on futures are not subject to the one-day blackout and prohibited transaction provisions, but are subject to transaction reporting.

III.  REPORTING REQUIREMENTS

A. Reporting Requirements for all Access Persons

1. New Access Person or New Securities Account: Any person who becomes an Access Person of HFA must submit within 10 days of becoming an Access Person Appendix 3-A Personal Securities Holdings and Accounts Disclosure Form to the Compliance Officer for all Securities accounts and securities (open-end mutual funds, bank certificates of deposit, and US Government bonds are exempt from reporting) that he or she holds in such accounts in which that Access Person (or Immediate Family member) has Beneficial Interest. Every Access Person who establishes a Securities account (that may invest in stocks or bonds) during the quarter in which that Access Person (or Immediate Family member) has Beneficial Interest must submit a Personal Securities and Accounts Disclosure Report (see Appendix 3-A) to the Compliance Officer. This report must be submitted to the Compliance Officer within 30 days after the completion of each calendar quarter.

2. Annual Reporting Requirements: Every Access Person must submit annually a Personal Securities Holdings and Accounts Disclosure Form (mutual funds, bank certificates of deposit, and US Government bonds do not need to be reported) in which that Access Person (or Immediate Family member) has Beneficial Interest. The information in the statement must be current as of a date no more than 45 days before the statement is submitted. The Form should be submitted to the Compliance Officer by January 31 following the end of the calendar year.

3. Quarterly Reporting Requirements: Every Access Person and members of his or her Immediate Family must arrange for the Compliance Officer to receive a Personnel Investment Compliance Form (Appendix 4). All copies must be received no later than 30 days after the end of the calendar quarter. Each confirmation or statement must disclose the following information:

(i) the date of the transaction;

(ii) the title (and interest rate and maturity date, if applicable)

(iii) the number of shares and principal amount

(iv) the nature of the transaction (e.g., purchase, sale);

(v) the price of the Security; and

(vi) the name of the broker, dealer or bank through which the trade was affected.

Exempted from this report are all investments held or managed by HFA.

B. Exemptions, Disclaimers and Availability of Reports

1. A Securities Transaction involving the following circumstances or Securities are exempt from the Reporting Requirements discussed above: (1) neither the Access Person nor an Immediate Family Member had any direct or indirect influence or control over the transaction; (2) Securities directly issued by the U.S. Government; (3) bankers’ acceptances; (4) bank certificates of deposit; (5) commercial paper; (6) high quality short-term debt instruments, including repurchase agreements; (7) shares issued by open-end mutual funds; and (8) other Securities as may from time to time be designated in writing by the Compliance Officer on the grounds that the risk of abuse is minimal or non-existent. In addition, no Access Person of HFA shall be required to make a Quarterly Transaction Report where such report would duplicate information recorded pursuant to Rule 204-2(a) of the Investment Advisers Act of 1940.

2. Disclaimers. Any report of a Securities Transaction for the benefit of a person other than the individual in whose account the transaction is placed may contain a statement that the report should not be construed as an admission by the person making the report that he or she has any direct or indirect beneficial ownership in the Security to which the report relates.

3. Availability of Reports. All information supplied pursuant to this Code may be made available for inspection to the Board of Directors of HFA, the Compliance Officer, any party to which any investigation is referred by any of the foregoing, the SEC, any self-regulatory organization of which HFA is a member, any state securities commission, and any attorney or agent of the foregoing.

IV. FIDUCIARY DUTIES

A. Confidentiality. Access Persons are prohibited from revealing information relating to the investment intentions, activities or portfolios of the clients except to persons whose responsibilities require knowledge of the information.

B. Gifts. The following provisions on gifts apply to all Investment Personnel.

1. Accepting Gifts. On occasion, because of their position with HFA or the clients, Investment Personnel may be offered, or may receive without notice, gifts from clients, brokers, vendors, or other persons not affiliated with such entities. Acceptance of extraordinary or extravagant gifts is not permissible. Any such gifts must be declined or returned in order to protect the reputation and integrity of HFA and the clients. Gifts of a nominal value (i.e., gifts whose reasonable value is no more than $100 a year), and customary business meals, entertainment (e.g., sporting events), and promotional items (e.g., pens, mugs, T-shirts) may be accepted.

If an Investment Person receives any gift that might be prohibited under this Code, the Investment Person must inform the Compliance Officer.

2. Solicitation of Gifts. Investment Personnel may not solicit gifts or gratuities.

3. Giving Gifts. Investment Personnel may not personally give any gift with a value in excess of $100 per year to persons associated with securities or financial organizations, including exchanges, other member organizations, commodity firms, news media, or clients of HFA.

C. Corporate Opportunities. Access Persons may not take personal advantage of any opportunity properly belonging to HFA or the clients. This includes, but is not limited to, acquiring Securities for one's own account that would otherwise be acquired for a HFA client.

D. Undue Influence. Access Persons may not cause or attempt to cause any HFA client or Fund to purchase, sell or hold any Security in a manner calculated to create any personal benefit to the Access Person. If an Access Person or Immediate Family member stands to benefit materially from an investment decision for, HFA clients which the Access Person is recommending or participating in, the Access Person must disclose to those persons with authority to make investment decisions for HFA (or, if the Access Person in question is a person with authority to make investment decisions for HFA , to the Compliance Officer) any Beneficial Interest that the Access Person (or Immediate Family member) as in that Security or a Security Equivalent, or in the issuer thereof, where the decision could create a material benefit to the Access Person (or Immediate Family member) or the appearance of impropriety. The person to whom the Access Person reports the interest, in consultation with the Compliance Officer, must determine whether or not the Access Person may be restricted in making investment decisions.

E. Service as a Director. No Investment Person may serve on the board of directors of a publicly-held company (not including public non-profits) absent prior written authorization by the Compliance Officer. This authorization may rarely, if ever, be granted and, if granted, normally may require that the affected Investment Person be isolated, through a “Chinese Wall” or other procedures, from those making investment decisions related to the issuer on whose board the person sits.

V. COMPLIANCE WITH THIS CODE OF ETHICS

A. Compliance Officer Review

1. Investigating Violations of the Code. The Compliance Officer is responsible for investigating any suspected violation of the Code and shall report the results of each investigation to the CEO of HFA. The CEO of HFA together with the Compliance Officer is responsible for reviewing the results of any investigation of any reported or suspected violation of the Code. Any violation of the Code by an Access Person will be reported to the Boards of Directors of HFA no less frequently than each regular quarterly meeting.

2. Annual Reports. The Compliance Officer should review the Code at least once a year, in light of legal and business developments and experience in implementing the Code, and should report to the Boards of Directors of HFA:

(i) Summarizing existing procedures concerning personal investing and any changes in the procedures made during the past year;

(ii) Identifying any violation requiring significant remedial action during the past year; and

(iii) Identifying any recommended changes in existing restrictions or procedures based on its experience under the Code, evolving industry practices, or developments in applicable laws or regulations.

B. Remedies.

1. Sanctions. If the Compliance Officer and the CEO of HFA determine that an Access Person has committed a violation of the Code following a report of the Compliance Officer, the Compliance Officer and the CEO of HFA may impose sanctions and take other actions as they deem appropriate, including a letter of caution or warning, suspension of personal trading rights, suspension of employment (with or without compensation), fine, civil referral to the SEC, criminal referral, and termination of the employment of the violator for cause. The Compliance Officer and the CEO of HFA also may require the Access Person to reverse the trade(s) in question and forfeit any profit or absorb any loss derived there from. The amount of profit shall be calculated by the Compliance Officer and the CEO of HFA and shall be forwarded to a charitable organization selected by the Compliance Officer and the CEO of HFA. The Compliance Officer and the CEO of HFA may not review his or her own transaction.

2. Sole Authority. The Compliance Officer and the CEO of HFA have sole authority, subject to the review set forth in Section V.B.3 below, to determine the remedy for any violation of the Code, including appropriate disposition of any monies forfeited pursuant to this provision. Failure to promptly abide by a directive to reverse a trade or forfeit profits may result in the imposition of additional sanctions.

3. Review. Whenever the Compliance Officer and the CEO of HFA determine that an Access Person has committed a violation of this Code that merits remedial action, they may report no less frequently than quarterly to the Board of Directors of HFA, information relating to the investigation of the violation, including any sanctions imposed. The Board of Directors of HFA may modify such sanctions as it deems appropriate. The Board of Directors of HFA and the Compliance Officer and the CEO of HFA shall have access to all information considered by the Compliance Officer in relation to the case. The Compliance Officer may determine whether or not to delay the imposition of any sanctions pending review by the applicable Board.

4. Notification. For material violations of the Code by an Access Person involving a client, the CEO of HFA shall inform the board of directors of such violation in a timely manner.

C. Exceptions to the Code. Although exceptions to the Code may rarely, if ever, be granted, the Compliance Officer may grant exceptions to the requirements of the Code on a case by case basis if the Compliance Officer finds that the proposed conduct involves negligible opportunity for abuse. All such exceptions must be in writing and must be reported as soon as practicable to the Board of Directors of HFA at its next regularly scheduled meeting after the exception is granted.

D. Compliance Certification. Each current Access Person and each newly-hired Access Person shall certify that he or she has received, read and understands the Code by executing the Certification of Compliance with the Code of Ethics form (see Appendix 3). In addition, annually all Access Persons may be required to re-certify on such form (see Appendix 3) that they have read and understand the Code, that they have complied with the requirements of the Code, and that they have reported all Securities Transactions required to be disclosed or reported pursuant to the requirements of this Code.

E. Inquiries Regarding the Code. The Compliance Officer should answer any questions about the Code or any other compliance-related matters.

Appendix 1

DEFINITIONS

“Access Person” means any director, officer, employee, or Advisory Person of HFA.

“Advisory Person” means (1) any employee of HFA (or of any company in a control relationship with such companies) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security by HFA, or whose functions relate to the making of any recommendation with respect to such purchases or sales, and (2) any natural person in a control relationship to such companies who obtains information concerning the recommendations made to HFA clients with respect to the purchase and sale of securities by HFA or the clients.

“Beneficial Interest” means the opportunity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, to profit, or share in any profit derived from, a transaction in the subject Securities. An Access Person is deemed to have a Beneficial Interest in Securities owned by members of his or her Immediate

Family. Common examples of Beneficial Interest include joint accounts, spousal accounts, UTMA accounts, partnerships, trusts and controlling interests in corporations. Any uncertainty as to whether an Access Person has a Beneficial Interest in a Security should be brought to the attention of the Compliance Officer. Such questions may be resolved in accordance with, and this definition shall be subject to, the definition of “beneficial owner” found in Rules 16a-1(a)(2) and (5) promulgated under the Securities Exchange Act of 1934, as amended.

“Code” means this Code of Ethics, as it may be amended from time to time.

“Compliance Officer” means the Compliance Officer of HFA and the persons designated in Appendix 2, as such, Appendix shall be amended from time to time.

“Immediate Family” of an Access Person means any of the following persons who reside in the same household as the Access Person:

child grandparent son-in-law

stepchild spouse daughter-in-law

grandchild sibling brother-in-law

parent mother-in-law sister-in-law

stepparent father-in-law

Immediate Family includes adoptive relationships and any other relationship (whether or not recognized by law) which the Compliance Officer determines could lead to the possible conflicts of interest, diversions of corporate opportunity, or appearances of impropriety which this Code is intended to prevent.

“Initial Public Offering” is an offering of securities registered under the Securities Act of 1933, as amended, by an issuer who immediately before the registration of such securities was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934, as amended.

“Investment Personnel” and “Investment Person” mean (1) employees of HFA (or of any company in a control relationship to such companies) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of a security, or (2) any natural person who controls HFA and who obtains information concerning recommendations made to HFA clients regarding the purchase and sale of securities by HFA clients. References to Investment Personnel include Portfolio CEOs.

“1940 Act” means the Investment Company Act of 1940, as amended.

“Private Placement” means a limited offering exempt from registration pursuant to Rules 504, 505 or 506 or under Section 4(2) or 4(6) of the Securities Act of 1933, as amended.

“Portfolio CEO” means a person who has or shares principal day-to-day responsibility for managing the portfolio of a HFA client or a client.

“SEC” means the Securities and Exchange Commission.

“Security” includes stock, notes, bonds, debentures, and other evidences of indebtedness (including loan participations and assignments), limited partnership interests, investment contracts, and all derivative instruments of the foregoing, such as options and warrants. “Security” does not include futures and options on futures, but the purchase and sale of such instruments are nevertheless subject to the reporting requirements of the Code. Security does not include direct obligations of the U.S. Government; banker’s acceptances; bank certificates of deposit; commercial paper; short term debt instruments, money market funds, shares issued by open-end investment companies including Mutual Funds, and Unit Investment Trusts as these all appear to present little opportunity for the type of improper trading that the access person reports are designed to uncover.

“Security Equivalent” means any Security issued by the same entity as the issuer of a subject Security, including options, rights, stock appreciation rights, warrants, preferred stock, restricted stock, phantom stock, bonds, and other obligations of that company or security otherwise convertible into that security. Options on securities are included even if, technically, they are issued by the Options Clearing Corporation or a similar entity.

“Securities Transaction” means a purchase or sale of Securities in which an Access Person or a member of his or her Immediate Family has or acquires a Beneficial Interest.

Appendix 2

CONTACT PERSONS

COMPLIANCE OFFICER: ____________________________________ Date: _____________

Appendix 3

CERTIFICATION OF COMPLIANCE WITH CODE OF ETHICS

I acknowledge that I have received the Code of Ethics of Hundredfold Advisors, LLC. dated  _____ and certify that:

1. I have read the Code of Ethics and I understand that it applies to me and to all accounts in which I or a member of my Immediate Family has any Beneficial Interest.

2. In accordance with Section III.A. of the Code of Ethics, I will report or have reported all Securities Transactions in which I have, or a member of my Immediate Family has, a Beneficial Interest, except for transactions exempt from reporting under Section III.B.

3. I have provided current statements for all securities accounts in which I have, or any member of my Immediate Family has, any Beneficial Interest.

4. I will comply or have complied with the Code of Ethics in all other respects.

5. I agree to disgorge and forfeit any profits on prohibited transactions in accordance with the requirements of the Code of Ethics.

_____________________________________ Access Person's Signature
_____________________________________ Print Name

Appendix 3-A

PERSONAL SECURITIES HOLDINGS and ACCOUNTS DISCLOSURE FORM

(for use as an Initial or Annual Holdings and Accounts Report)

Pursuant to Section III.A.1 or III.A.2 of the Code of Ethics, please list all Securities accounts and Securities holdings for each Securities account in which you or your Immediate Family member has beneficial interest. You do not need to list mutual funds, bank certificates of deposit, and US Government bonds as they are exempt pursuant to Section III.B.

Name of HFA Access Person: ____________________________

Name of Account Holder: ____________________________

(Family Members Share 1 Form)

Relationship to Access Person: ____________________________

SECURITIES HOLDINGS:

Name of Security	Quantity	Principal Amount	Name of Broker/Dealer/Bank
1.
2.
3.

SECURITIES ACCOUNTS (that can buy/sell stocks or bonds):

Account Name	Account Number	Date Account Opened	Name of Broker/Dealer/Bank
1.
2.
3.
4.

(Attach separate sheets as necessary)

I certify that this Report constitutes all the Securities accounts and Securities that must be reported pursuant to this Code.

____________________________________

Access Person Signature

____________________________________ __________________________

Print Name Date

Appendix 4

Personnel Investment Compliance Form

Sections 204-2(a)(12) and (13) of the Investment Advisers Act of 1940 require Investment Advisers to maintain personal securities transaction records on all officers, directors, employees with access to investment information. These requirements also extend to their immediate families or accounts in which they hold trading authority. Do not include direct obligations of the U.S. Government; banker’s acceptances; bank certificates of deposit; commercial paper; short term debt instruments, money market funds, shares issued by open-end investment companies including Mutual Funds, and Unit Investment Trusts.

The officers, directors, or employees should provide an account balance and transaction history for all accounts which fall under the above guideline. If there are no transactions in the quarter then verbiage stating that fact should be on the account balance report. The report is due no later than 30 days after the end of the calendar quarter.

In complying with Sections 204-2(a) (12) & (13), I certify the following:

______ There are no personal or family accounts which fall under the above guidelines.

______ Attached are all the account balances, position holdings and transactions for accounts which fall under the above guidelines and are shown in the copies of the current statements. Please staple current statements to this form.

________________________________ _____________________

Officer, Director, Employee Title

All transactions have been reviewed for year ending ____________________.

______ No improper transactions were found.

______ Improper transactions were found. The following action was taken:

______ Warning issued to discontinue transactions immediately.

______ Employee has been discharged.

_____________________

_____________________

Compliance Officer

Date

Appendix 5

INITIAL PUBLIC OFFERING / PRIVATE PLACEMENT

CLEARANCE FORM

(for the use of the Compliance Officer only)

The Code of Ethics for HFA prohibits any acquisition of securities in an initial public offering (other than shares of open-end investment companies) and private placement by any Investment Person. In cases of exceptional circumstances, however, investments in such securities may be permitted. In these instances, a record of the rationale supporting the approval of such transactions must be completed and retained for a period of 5 years after the end of the fiscal year in which approval is granted. This form should be used for such record keeping purposes.

Name of Investment Person: _________________________________

Date of Request: _________________________________

Name of IPO / Private Placement: _________________________________

Date of Offering: _________________________________

Number of Shares/Interests _________________________________

Price: _________________________________

Name of Broker/Dealer/Bank _________________________________

___ I have cleared the IPO / Private Placement transaction described above.

Reasons supporting the decision to approve the above transaction:

____________________________________

Name of Compliance Officer

____________________________________

Signature of Compliance Officer

____________________________________

Date

Appendix 6

Date:

To: _____________________

From: Mary Collins

RE: _____________________

In reviewing your Personnel Investment Compliance Form it was noted that you own the security mentioned above which may be traded for clients of Hundredfold Advisors, LLC (HFA).

Per the Code of Ethics of Hundredfold Advisors, LLC in II.C.1 Personal Securities Transactions

Blackout Period, please verbally inform Compliance prior to trading this security.

Thank you for your cooperation.

____________________________

Signature Acknowledging Receipt

____________________________

Print Name

_____________________

Date